AMENDMENT NO. 1
                    TO THE AMENDED AND RESTATED
                    CHANGE OF CONTROL AGREEMENT


     WHEREAS, the Amended and Restated Change of Control Agreement (the "Agreement") between Thomas M. Kitchen and Avondale Industries, Inc. (the "Company") was entered into effective as of January 19, 1996; and

     WHEREAS, the Board of Directors wishes to amend the Agreement to provide for the accelerated payment of benefits under the Company's non-qualified defined benefit plans in the event of the payment of other benefits under the Agreement.

     NOW THEREFORE, the Agreement is hereby amended as follows:

                                I.

     Section 2.3(a)(iv) is hereby amended to read as follows:

               (iv) notwithstanding any plan provision regarding the payment of benefits following a change of control of the Company which shall be superseded hereby, the Company shall pay to the Employee in a lump sum in cash within 30 days of the date of termination an amount equal to the then present value of the actuarial equivalent of the additional benefits, if any, to which the Employee would be entitled under the Avondale Industries, Inc. Pension Plan, and any other qualified defined benefit plan maintained by the Company and covering the Employee if the Employee had continued to be employed by the Company until the third anniversary of the Change of Control, assuming Employee were fully vested thereunder, without regard to any amendment to such plans made after the Change of Control but prior to Employee's date of termination of employment, which amendment adversely affects in any manner the computation of retirement benefits under such plans.
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                                II.

     Section 2/3(a)(v) is hereby added to read as follows:

               (v) notwithstanding any plan provision regarding the payment of benefits following a change of control of the Company which shall be superseded hereby, the Company shall pay to the Employee in a lump sum in cash within 30 days of the date of termination of employment an amount equal to the then present value of the actuarial equivalent of the benefits to which the Employee would be entitled under the Supplemental Pension Plan, the Executive Excess Retirement Plan and any other non-qualified defined benefit plan maintained by the Company and covering the Employee if the Employee had an additional period of service to the Company ending on the third anniversary of the Change of Control, assuming the Employee were fully vested thereunder and assuming retirement at age 55 if Employee is age 52 or younger at the time of the Change of Control or assuming retirement at the age of the Employee three years following the Change of Control if Employee is over age 52 at the time of the Change of Control. Such payment shall be made without regard to any amendment to such plans made after the Change of Control but prior to Employee's date of termination of employment, which amendment adversely affects in any manner the computation of retirement benefits under such plans.

     This amendment is effective this 23rd day of March, 1998.


                                   AVONDALE INDUSTRIES, INC.



                                   By:     /s/ Hugh A. Thompson
                                         ------------------------
                                              Hugh A. Thompson
                                     Chairman, Compensation Committee


                                           /s/ Thomas M. Kitchen
                                         -------------------------
                                               Thomas M. Kitchen